Exhibit 99.1
Magellan Announces 1-for-8 Reverse Stock Split

DENVER, July 10, 2015 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced that it will effect a 1-for-8 reverse stock split of its common stock. At a special meeting of the Company’s stockholders held earlier today, the stockholders approved an amendment to the Company’s certificate of incorporation to effect the reverse stock split at a ratio determined by the Company’s Board of Directors within a ratio of not less than 1-for-3 and not greater than 1-for-10. The Board approved the implementation of a reverse stock split and determined the appropriate reverse stock split ratio to be 1-for-8. The 1-for-8 reverse stock split will be effective as of the close of business on July 10, 2015, and the Company’s common stock will begin trading on a split-adjusted basis on Monday, July 13, 2015.

The reverse stock split will reduce the number of shares of the Company’s common stock currently outstanding from approximately 45.7 million shares to approximately 5.7 million shares. Proportionate adjustments will be made to the conversion price of the shares of the Company’s Series A Convertible Preferred Stock currently outstanding, the per share exercise price and the number of shares of common stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of authorized shares of common stock reserved for future issuance under the Company’s 2012 Omnibus Incentive Compensation Plan. The number of authorized shares of the Company’s common stock will remain 300 million shares.

The reverse stock split is intended to increase the market price per share of the Company’s common stock to allow the Company to maintain the listing of its common stock on The NASDAQ Capital Market. The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “MPET.” A new CUSIP number of 559091608 has been assigned to the common stock in connection with the reverse stock split.

Information for Stockholders
Upon the effectiveness of the reverse stock split, each eight shares of the Company’s common stock issued and outstanding and each eight shares of the Company’s common stock held by the Company as treasury stock will be automatically combined and converted into one share of common stock, par value $0.01 per share. No fractional shares will be issued in connection with the reverse stock split. Any fractional share of common stock that would otherwise have resulted from the reverse stock split will be paid in cash in a proportionate amount based on the average closing price of the common stock as reported by The NASDAQ Capital Market for the five trading days immediately preceding the date of the reverse stock split.

The Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., will act as exchange agent for the reverse stock split, and will provide stockholders of record holding certificates representing pre-split shares of the Company’s common stock as of the effective date with a letter of transmittal providing instructions for the exchange of stock certificates for post-split shares. Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the broker’s or nominee’s particular procedures for processing the reverse stock split, and will not be required to take any action in connection with the reverse stock split. Broadridge Corporate Issuer Solutions, Inc. can be contacted at (866) 321-8106.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 8, 2015, a copy of which is available at www.sec.gov and at www.magellanpetroleum.com under the SEC Filings tab located on the Investor Relations page.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "expect", "intend", "plan", “will”, and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, the value of its common stock, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the uncertain nature of the expected impact of the reverse stock split on the future market price of the Company’s common stock and the Company’s ability to maintain the listing of its common stock on The NASDAQ Capital Market; risks and uncertainties associated with our CO2-EOR projects in the Rocky Mountain region; uncertainties regarding our ability to maintain sufficient liquidity and capital resources to implement our projects; the uncertain nature of the anticipated value and underlying prospects of our UK acreage position and Australian exploration block; and other matters discussed in the "Risk Factors" sections of the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Any forward-looking information provided in this press release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise, except as required by securities laws.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of CO2-EOR projects in the Rocky Mountain region. Historically active internationally, Magellan also owns significant exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia, which the Company currently plans to farmout. Our strategy is to enhance shareholder value by maximizing the value of our CO2-EOR business and our international projects. We are committed to efficiently investing financial, technical, and management capital in our projects in order to achieve the greatest risk-adjusted value and returns for our shareholders. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Antoine Lafargue
Senior Vice President - CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com